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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2012

THUNDER MOUNTAIN GOLD

(Exact Name of Registrant as Specified in its Charter)

Idaho	001-08429	91-1031075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5248 W. Chinden, Boise, Idaho	83714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 208-658-1037

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (3-05)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on March 30, 2012, Thunder Mountain Gold, Inc. (the “Company”) entered into a  South Mountain Project Joint Venture Proposal (the “Joint Venture Proposal”) with Idaho State Gold Company, LLC, an Idaho limited liability company (“ISGC”). Pursuant to section 3 of the Joint Venture Proposal, the Company issued a Convertible Promissory Note (the “Convertible Note”) ISGC is also a shareholder of the Company, and G. Peter Parsley, a director on the Company’s board and shareholder of the Company, and is employed by ISGC. The Company received $1,000,000 at Closing on May 1, 2012.

The issuance and sale of the Convertible Note is subject to the approval of the Toronto Stock Exchange Venture Listing.

Convertible Note.  Pursuant to the Joint Venture Proposal, ISGC purchased a Convertible Note in the principal amount of US$1,000,000. The Convertible Note bears interest at eight percent (8%) per annum, and matures at the earlier of the following dates: (i) June 30, 2012; or  (ii) 14 business days after the date the Company and ISGC have agreed not to enter into a Joint Venture Agreement.

Optional Prepayment of Convertible Note.  The Company may prepay the Convertible Note only with the consent of ISGC.

Automatic Conversion.  If ISGC and Company negotiate and execute a definitive joint venture agreement and complete their respective initial contributions prior to the maturity date of the Convertible Note, then the outstanding principal and accrued interest is deemed a capital contribution by ISGC to the new Joint Venture.

Optional Conversion Rights.  If ISGC and the Company do not execute a definitive joint venture agreement and complete their respective initial contributions prior to the maturity date of the Convertible Note, then (i) at the election of the ISGC, all or any portion of the outstanding principal and accrued interest under the Convertible Note can be converted into shares of the Company’s Common Stock at the Conversion Price of $0.08 per share; and (ii) any balance owed under the Convertible Note that is not converted by ISGC will then become immediately due and payable.

Registration Rights.  There are no registration rights granted to ISGC under the terms and conditions of the Convertible Note.

Acceleration. The entire unpaid principal sum of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable upon the occurrence of: (i) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or (ii) the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

Security.  The Convertible Note requires that the Company grant IUSGC a first priority security interest over all of the Company’s assets. The Company and ISGC agreed to execute a mortgage and security agreement no later than May 4, 2012.

Use of Proceeds.  The Company is required to use the proceeds from this financing for working capital to pay various professional services providers, interim management payroll and expenses, and other miscellaneous costs, al as set froth in Schedule A to the Convertible Note. This financing provides the Company with immediate funds in the interim.

Agreement Filed as Exhibit.  The foregoing description of the terms of the Convertible Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Note, a copy of which is attached hereto as Exhibit 4.12.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference, the Company issued a $1,000,000.0 million aggregate principal amount Convertible Note to ISGC, in a private placement pursuant to exemptions from the registration requirements of the Securities Act.

The Company offered and sold the Convertible Note to the ISGC in reliance on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act.  The Company relied on these exemptions from registration based in part on representations made by ISGC.

The Common Stock issuable upon conversion of the Convertible Note has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibits

4.12	Convertible Promissory Note
99.1	Press Release issued by the Company on May 3, 2012

SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 THUNDER MOUNTAIN GOLD, INC.

                       (Registrant)

  By: /s/ Eric T. Jones

  -------------------------------------------------

Eric T. Jones

President, Director and Chief Executive Officer

Date:  May 3, 2012

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